Filed Pursuant to Rule 433
Registration No. 333-118476
Final Term Sheet
February 1, 2007
$500,000,000
AT&T Inc.
$500,000,000 5.625% GLOBAL NOTES DUE 2016

ISSUER:	AT&T Inc.

TITLE OF SECURITIES:	5.625% Notes due 2016 (the “Fixed Rate Notes”)

TRADE DATE:	February 1, 2007

SETTLEMENT DATE (T+3):	February 6, 2007

MATURITY DATE:	June 15, 2016

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$500,000,000

ISSUE SIZE NOW:	$1,250,000,000

PRICE TO PUBLIC (ISSUE PRICE):	99.254%

GROSS SPREAD:	0.450%

PRICE TO AT&T INC.:	98.804%

NET PROCEEDS:	$494,020,000

UNDERWRITERS’ REIMBURSEMENT OF AT&T INC.’S EXPENSES:	Underwriters to reimburse $120,000 of AT&T Inc.’s expenses

INTEREST RATE:	5.625% per annum

INTEREST PAYMENT DATES:	Semi-annually on each June 15 and December 15, commencing on June 15, 2007

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:	At any time, in whole or in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Fixed Rate Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on

A-1

a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 20 basis points.

JOINT BOOKRUNNERS:	Banc of America Securities LLC, Utendahl Capital Group, L.L.C. and The Williams Capital Group, L.P.

ALLOCATION:

Fixed Rate Notes
Banc of America Securities LLC	$120,002,000
Utendahl Capital Group, L.L.C	$120,000,000
The Williams Capital Group, L.P.	$120,000,000
ABN AMRO Incorporated	$23,333,000
CastleOak Securities, L.P.	$23,333,000
Deutsche Bank Securities Inc.	$23,333,000
Loop Capital Markets, LLC	$23,333,000
Muriel Siebert & Co., Inc.	$23,333,000
Samuel A. Ramirez & Co., Inc.	$23,333,000
U.S.$500,000,000

REFERENCE DOCUMENT:	Prospectus Supplement dated February 1, 2007; Prospectus dated May 24, 2005.
     THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE BANC OF AMERICA SECURITIES LLC AT 1-(800)-294-1322.
     ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.